Exhibit 21.1

Medalist Diversified REIT, Inc.

List of Subsidiaries

Medalist Diversified Holdings, L.P.

MDR Franklin Square, LLC

MDR Greensboro, LLC

MDR Greensboro HI TRS, LLC

MDR Hanover Square, LLC